EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT:  Tammy Nystuen
                                                Select Comfort Corporation
                                                (763) 551-7496
                                                tamara.nystuen@selectcomfort.com

                       SELECT COMFORT CORPORATION APPOINTS
                     CHRISTINE M. DAY TO BOARD OF DIRECTORS
                     TRUDY RAUTIO STEPS DOWN FROM THE BOARD

MINNEAPOLIS - (Nov. 10, 2004) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced that it has appointed Christine M. Day, president, Asia Pacific Group, Starbucks Coffee International, to its board of directors, effective Nov. 11, 2004. Day will serve on the Compensation Committee of the board. Trudy Rautio, president, Carlson Hotels Worldwide, the Americas, announced that she will step down from the board, effective Nov. 11, 2004.

        Day joined Starbucks in 1986 and has held a number of key leadership positions for the company during her tenure. Most recently, she was appointed president of the company's Asia Pacific Group, where she is responsible for all company-owned and licensed markets in Asia Pacific, including business development, brand management and business portfolio management.

        Prior to that, Day was senior vice president of Starbucks Coffee International. Day also has served as senior vice president, North American Finance and Administration; senior vice president, North American Strategic Business Systems; and vice president of sales and operations for Starbucks foodservice and licensed concepts division.

        "As an early member of Starbucks management team, Christine was instrumental in shaping many of the company's policies and operating systems through substantial growth and expansion phases," said Bill McLaughlin, chairman and CEO, Select Comfort. "We believe the experience that Christine brings to our company will be integral in helping Select Comfort with establishing firm foundations for our continued growth, and in planning for future international expansion."

        Day graduated from Central Washington University with a Bachelor of Arts in Administration, and she is a graduate of Harvard Business School's Advanced Management program.

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        Rautio's decision to step down from the board follows the recent agreement between Carlson Hotels Worldwide and Select Comfort Corporation to begin supplying SLEEP NUMBER(R) beds to all Radisson Hotels & Resorts(R) in the United States, Canada and the Caribbean. Radisson is one of the brands of Carlson Hotels Worldwide.

        "Trudy's financial operating expertise brought an added level of focus to our financial discipline and performance management strategies during the past 18 months," McLaughlin said. "Her participation and counsel on our Audit Committee was especially valuable at a time when the increasing regulatory requirements of Sarbanes-Oxley have heightened both investor and consumer interest in the financial and ethical performance of publicly held companies."

ABOUT SELECT COMFORT
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 366 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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 (1) TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 24, 2004


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